FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION REVENUE INCREASES 15%

OPERATING INCOME INCREASES OVER 35%

PITTSBURGH, PA - February 14, 2008 - Ansoft Corporation (NASDAQ: ANST) today announced financial results for its third quarter of fiscal 2008 ended January 31, 2008.

Revenue for the third quarter totaled $26.1 million, an increase of 15% compared to $22.7 million reported in the previous fiscal year's third quarter.

Operating income for the third quarter was $10.0 million representing a 36% increase when compared to operating income of $7.4 million in the previous fiscal year's third quarter.

On a generally accepted accounting principles (GAAP) basis, net income for the third quarter was $6.5 million, or $0.26 per diluted share. This compares to GAAP net income of $6.3 million, or $0.24 per diluted share in the previous fiscal year's third quarter. GAAP net income for the prior year's third quarter included a tax benefit of $1.1 million, or $0.04 per diluted share for the retroactive enactment of the US Research and Development Tax Credit.

GAAP net income for the third quarter includes employee stock-based compensation expense of $0.3 million, or $0.01 per diluted share versus $0.6 million, or $0.02 per diluted share in the previous fiscal year's third quarter.

Additionally, GAAP net income for both the current and previous year's third quarter includes acquisition related amortization of $0.3 million, or $0.01 per diluted share.

"We are pleased to report strong revenue growth in both domestic and international markets." said Nicholas Csendes, Ansoft's President and CEO. "For the fourth quarter, we expect continued revenue growth of around 10-15%."

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to achieve first-pass system success when designing mobile communication and Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs) and electromechanical systems. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue growth for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on management's current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statement, including, but not limited to, management's ability to forecast revenues and control expenses and the amount, timing and structure of software licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to Ansoft's public reports filed with the SEC, including, but not limited to, its annual report on Form 10-K for the fiscal year ended April 30, 2007 and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of February14, 2008. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Ansoft's expectations.

Ansoft - Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)
	Three months ended January 31,		Nine months ended January 31,
	2008	2007	2008	2007
Revenue
License	$ 14,992	$ 13,147	$ 37,076	$ 32,270
Service and other	11,146	9,584	32,359	28,290
Total revenue	26,138	22,731	69,435	60,560
Costs of revenue
License	167	164	459	425
Service and other	465	403	1,308	1,096
Total cost of revenue	632	567	1,767	1,521
Gross profit	25,506	22,164	67,668	59,039
Operating Expenses
Sales and marketing	9,108	8,030	25,754	23,646
Research and development	4,750	5,016	14,273	14,572
General and administrative	1,317	1,451	4,095	4,075
Amortization	295	290	875	982
Total operating expenses	15,470	14,787	44,997	43,275
Income from operations	10,036	7,377	22,671	15,764
Other income, net	778	576	2,334	1,968
Income before income taxes	10,814	7,953	25,005	17,732
Income tax expense	4,305	1,642	9,394	5,422
Net income	$ 6,509	$ 6,311	$ 15,611	$ 12,310
Net income per share
Basic	$ 0.28	$ 0.27	$ 0.67	$ 0.52
Diluted	$ 0.26	$ 0.24	$ 0.61	$ 0.47
Weighted average shares used in calculation
Basic	23,329	23,599	23,451	23,609
Diluted	25,182	26,138	25,454	26,163

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Ansoft - Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	January 31,	April 30,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$ 30,530	$ 49,356
Accounts receivable, net of allowance for doubtful
accounts of $1,184 and $973, respectively	20,497	24,994
Deferred income taxes	4,027	1,441
Prepaid expenses and other current assets	2,218	2,566
Total current assets	57,272	78,357

Equipment and furniture, net of accumulated depreciation
of $7,732 and $7,019, respectively	2,233	2,514
Marketable securities	33,580	22,383
Other assets	164	155
Deferred income taxes	4,866	5,352
Goodwill	1,239	1,239
Other intangible assets, net	295	1,170
Total assets	$ 99,649	$ 111,170

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 214	$ 626
Accrued payroll	1,768	3,380
Accrued income taxes	2,618	603
Other accrued expenses	4,592	4,130
Current portion of deferred revenue	23,695	26,244
Total current liabilities	32,887	34,983
Accrued income taxes	3,444	-
Long-term portion of deferred revenue	1,272	1,404
Total liabilities	37,603	36,387

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 50,000 shares
authorized; issued 29,973 and 29,258 shares, respectively
and outstanding 23,322 and 23,956, respectively	300	293
Additional paid-in capital	92,064	85,754
Treasury stock, 6,651 and 5,302 shares, respectively	(85,884)	(49,176)
Accumulated other comprehensive income (loss)	1,079	(964)
Retained earnings	54,487	38,876
Total stockholders' equity	62,046	74,783
Total liabilities and stockholders' equity	$ 99,649	$ 111,170

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